Exhibit 99
n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:
Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Inc. Reports First Quarter 2007 Financial Results;
2007 EPS Guidance Raised

•	1Q07 EPS of $0.42, above company’s previous expectations
•	2007 EPS outlook raised to $4.10 to $4.25
•	Commercial operations performing ahead of expectations
•	Medicare operations on target
•	Medicare Advantage enrollment increased 50 percent year over year

LOUISVILLE, KY (April 30, 2007) - Humana Inc. (NYSE: HUM) today reported $0.42 in diluted earnings per common share (EPS) for the quarter ended March 31, 2007 (1Q07), above the company’s previous guidance for 1Q07 EPS of $0.35 to $0.40. The company earned $0.50 per share for the quarter ended March 31, 2006 (1Q06), including a $0.19 per share benefit from the sale of a venture capital investment. Excluding the venture capital gain, the significant year-over-year increase in quarterly earnings resulted primarily from higher operating earnings in the company’s Commercial Segment.

Humana now estimates EPS for the year ending December 31, 2007 (FY07E) will be in the range of $4.10 to $4.25 versus $2.90 for the year ended December 31, 2006 (FY06), a growth rate of 41 to 47 percent.

“We were well prepared in the first quarter to execute successfully on another year's Medicare open enrollment while simultaneously improving Commercial results," said Michael B. McCallister, Humana's president and chief executive officer. "Based on our first quarter results, we feel comfortable raising our 2007 EPS guidance to a range that represents an increase of more than 40 percent over our record-breaking 2006 results.”

Revenues - 1Q07 consolidated revenues rose 32 percent to $6.20 billion from $4.70 billion in 1Q06, with total premium and administrative services fees up 33 percent compared to the prior year’s quarter primarily driven by higher average Medicare membership than in 1Q06.

Investment income of $73.5 million in 1Q07 compared to $98.9 million for 1Q06. The change in investment income resulted from the $51.7 million venture capital gain in 1Q06 that did not recur in 1Q07, partially offset by the ongoing investment income derived from higher average invested balances in 1Q07. Higher invested balances have resulted primarily from the company’s substantial growth in operations.

Other revenue of $30.9 million for 1Q07 compares favorably to $5.3 million for 1Q06. The increase was primarily driven by higher specialty product revenue associated with RightSourceSM, the company’s mail order pharmacy.

Medical costs - The company’s consolidated medical expense ratio (medical expenses as a percent of premium revenue or MER) of 86.8 percent in 1Q07 was 310 basis points higher than the 1Q06 MER of 83.7 percent due to an expected increase in the Government Segment MER outweighing significant improvement in that for the Commercial Segment.

Selling, general, & administrative (SG&A) expenses - The company’s consolidated SG&A expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) decreased 260 basis points to 13.5 percent for 1Q07 from 16.1 percent in 1Q06. The year-over-year decline was primarily the result of administrative cost leverage associated with increased revenues from higher average medical membership.

Government Segment Results Summary

Pretax results:
•
Government Segment pretax earnings were $17.9 million in 1Q07 compared to $21.6 million in 1Q06. As expected, this primarily reflects the higher first quarter MER associated with higher average Medicare membership with Part D benefits partially offset by administrative cost leverage and increasing investment income primarily derived from higher average invested balances.

Enrollment:
•
Medicare Advantage membership grew to 1,113,400 at March 31, 2007, an increase of 372,200, or 50 percent, from March 31, 2006 and 110,800, or 11 percent, from December 31, 2006. The company’s expanded participation in various Medicare products and markets combined with the company’s increased sales and marketing efforts for these programs led to the higher membership level both year over year and sequentially. Medicare Advantage membership for April 2007 approximates 1,137,000, the result of strong sales results during the final two weeks of the open enrollment season for Medicare Advantage.

•	Membership in the company’s stand-alone PDPs totaled 3,473,700 at March 31, 2007 compared to 1,959,000 at March 31, 2006.
•	As expected, TRICARE membership of 2,878,400 at March 31, 2007 was essentially unchanged from both March 31, 2006 and December 31, 2006.
•
Medicaid membership of 559,400 at March 31, 2007 increased 132,400 from March 31, 2006 due primarily to the award of a new Puerto Rico regional ASO contract during the fourth quarter of 2006, partially offset by eligible Puerto Rico Medicaid members choosing to move into the Medicare Advantage program.

Premiums and administrative services fees:
•
Medicare Advantage premiums of $2.74 billion in 1Q07 increased 59 percent compared to $1.72 billion in 1Q06, primarily the result of the expanded geography across which Medicare Advantage products were offered together with higher enrollment in geographies where these products were offered in 2006. Medicare Advantage premiums per member increased less than 1 percent year over year during 1Q07, reflecting the shift in membership mix to a higher percentage of lower premium Private Fee-for-Service products.

•	TRICARE premiums and administrative services fees during 1Q07 increased to $741.5 million compared to $611.9 million in 1Q06.

Medical Expenses:
•
The Government Segment MER increased 370 basis points to 89.3 percent in 1Q07 compared to 85.6 percent in the prior year’s quarter. This anticipated change in the MER for the Government Segment included the combined effect of the seasonally higher first quarter MER associated with Part D benefits together with approximately twice the average stand-alone PDP membership for 1Q07 versus 1Q06.

SG&A Expenses:
•
The Government Segment’s SG&A expense ratio for 1Q07 of 10.8 percent was 300 basis points lower than that for 1Q06 of 13.8 percent primarily driven by the expense leverage provided by revenues associated with higher average medical membership for this segment.

Commercial Segment Results Summary

Pretax results:
•
Commercial Segment pretax earnings were $94.4 million in 1Q07 compared to $109.6 million in 1Q06. Investment income for this segment in 1Q06 included a pretax gain of $45.3 million associated with the sale of a venture capital investment that did not recur in 1Q07. Commercial Segment operating earnings in 1Q07 continue to reflect the company’s commitment to underwriting discipline and strategic growth in select lines of business.

Enrollment:
•	Commercial Segment medical membership of 3,257,500 at March 31, 2007 was essentially unchanged from March 31, 2006 and declined 26,300, or less than 1 percent, from December 31, 2006.
•
Membership in the company’s Smart plans and other consumer offerings increased year over year by 56,300 or 14 percent to 471,300 at March 31, 2007. Medical members in these products comprise approximately 15 percent of Commercial medical membership at March 31, 2007 compared to 13 percent at March 31, 2006.

Premiums and administrative services fees:
•
Premiums and administrative services fees for the Commercial Segment decreased 3 percent to $1.58 billion in 1Q07 compared to $1.62 billion in the prior year’s quarter, as an increase in administrative services fees resulting from a 10 percent increase in ASO membership was more than offset by lower premiums due to a year-over-year decline in at-risk enrollment.

•	Commercial Segment medical premiums for fully insured groups increased approximately 5 percent on a per-member basis during 1Q07 compared to 1Q06.

Medical Expenses:
•
In 1Q07, the Commercial Segment MER of 79.4 percent was 70 basis points lower than the 1Q06 MER of 80.1 percent, primarily reflecting improving medical cost utilization trends and the company’s continued commitment to underwriting discipline.

SG&A Expenses:
•
The Commercial Segment SG&A expense ratio of 20.9 percent for 1Q07 compares to 20.4 percent in 1Q06, primarily the result of lower average fully-insured medical enrollment and an increase in the percentage of Commercial medical membership related to ASO.

Balance Sheet

•
Cash and cash equivalents of $3.69 billion increased $1.95 billion or 112 percent sequentially primarily due to the early receipt of the April Medicare premium from the Centers for Medicare and Medicaid Services (CMS) and an increase in non-GAAP operating cash flows(a) during 1Q07.

•	Unearned revenues of $1.33 billion increased significantly from the December 31, 2006 balance of $155.3 million also due to the timing of the receipt of Medicare premiums from CMS.
•	Debt-to-total capitalization at March 31, 2007 was 29.6 percent, up 20 basis points from December 31, 2006 due primarily to 1Q07 borrowings against the company’s credit facility.
•
The company’s working capital at March 31, 2007 included approximately $787.0 million in net Part D risk-share payables to CMS associated with the company’s Medicare Advantage and stand-alone PDP offerings. Approximately 94 percent of this liability relates to Part D plan offerings for the year ended December 31, 2006.

•
Days in claims payable rose 1.8 days on a sequential basis to 62.0 days at March 31, 2007 from 60.2 days at December 31, 2006. The sequential increase in this metric is primarily due to the timing of the company’s payment to its pharmacy benefit administrator together with higher TRICARE reserve balances.

Cash Flows from Operations

Cash flows provided by operations for 1Q07 of $1.57 billion compared to cash provided by operations of $1.01 billion in 1Q06. The company also evaluates operating cash flows on a non-GAAP basis(a)(b).

Cash flows from operations ($ in millions)	1Q07	1Q06
GAAP cash flows provided by operations	$1,574.5	$1,008.0
Timing of premium payment from CMS(a)	(1,129.8)	(774.7)
Non-GAAP cash flows provided by operations(a)(b)	$444.7	$233.3

Non-GAAP cash flows provided by operations rose to $444.7 million(a)(b) in 1Q07 from $233.3 million(a)(b) in 1Q06 driven by growth in the company’s Medicare operations.

Footnotes

(a)
When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company’s operating cash flow. Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

(b)
The company has included certain financial measures that are not in accordance with GAAP within this news release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the company’s Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health benefits companies, with approximately 11.3 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 46-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;
•	Securities and Exchange Commission filings;
•	Most recent investor conference presentations;
•	Quarterly earnings news releases;
•	Replay of most recent earnings release conference calls;
•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
•	Corporate Governance information.

Humana Inc.
GAAP Guidance Points as of April 30, 2007	For the year ending December 31, 2007	Comments
Diluted earnings per common share	FY07: $4.10 to $4.25 2Q07: $1.15 to $1.20	2007 growth rate of 41% to 47%
Revenues
Consolidated revenues: $24 billion to $26 billion;
Medicare Advantage: $10.5 billion to $12.0 billion;
Medicare stand-alone PDPs: $3.0 billion to $3.5 billion;
TRICARE: $2.7 billion to $3.0 billion;
Commercial: $6.0 billion to $7.0 billion

Ending medical membership
Medicare Advantage: 1,150,000 to 1,180,000;
Medicare stand-alone PDPs: approximately 3.5 million;
TRICARE: No material change from prior year;
Medicaid: Down approximately 10,000;
Commercial: Up approximately 50,000 to 75,000 from prior year
Commercial represents combined ASO and fully insured medical membership
Medical costs
Total Medicare products (Medicare Advantage and stand-alone PDP combined) MER in the range of 82% to 84%;

Commercial fully insured groups: Medical cost trends in the range of 4.5% to 5.5%; premium yields in line with medical cost trends

After the reset of the benefits on January 1 each year, progression through the Part D benefit stages results in a sequential quarterly improvement in the Medicare MER.

2007 secular Commercial medical cost trend components as follows: inpatient hospital utilization - flat to 1 percent; inpatient and outpatient hospital rates - mid to upper single digits; outpatient hospital utilization - low to mid single digits; physician - mid single digits; and pharmacy - low double digits.

Selling, general & administrative expenses	Consolidated SG&A expense ratio of 13% to 14%
Investment income and interest expense	Investment income of $290 million to $300 million; Interest expense of approximately $70 million; Net investment income by segment: Approximately 60% Government; Approximately 40% Commercial	2007 is not forecast to include any material gains from venture capital investments due to fewer such investments now held by the company
Pretax results
Total Medicare products (Medicare Advantage and stand-alone PDP combined): 4% to 5% pretax margin;
TRICARE: Approximately 3% to 4% pretax margin;
Commercial Segment: $210 million to $230 million including no material benefit from venture capital gains

Cash flows from operations	$1.1 billion to $1.6 billion	Includes accrual for estimated Part D risk share payable for 2007 in the range of zero to $400 million
Capital expenditures	Approximately $200 million
Effective tax rate	Approximately 36% to 37%
Shares used in computing EPS	Approximately 171 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q07 Earnings Release

Humana Inc.
Statistical Schedules and Supplementary Information
1Q07 Earnings Release

Contents

Page	Description

S-3	1st Quarter Consolidated Statements of Income
S-4	Consolidated Balance Sheets
S-5	1st Quarter Consolidated Statements of Cash Flows
S-6	Key Income Statement Ratios and Segment Operating Results
S-7	Membership Detail
S-8	1st Quarter Premiums and Administrative Services Fees Detail
S-9	Percentage of Ending Membership under Capitation Arrangements
S-10	Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
S-11-12	Medical Claims Reserves Statistics
S-13	Footnotes

Humana Inc.
1st Quarter Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended March 31,
			Dollar	Percentage
	2007	2006	Change	Change
Revenues:
Premiums	$6,004,563	$4,521,486	$1,483,077	32.8%
Administrative services fees	95,864	78,678	17,186	21.8%
Investment income	73,527	98,902	(25,375)	-25.7%
Other revenue	30,859	5,299	25,560	482.4%
Total revenues	6,204,813	4,704,365	1,500,448	31.9%
Operating expenses:
Medical	5,214,000	3,783,926	1,430,074	37.8%
Selling, general and administrative	820,610	740,886	79,724	10.8%
Depreciation	35,509	29,852	5,657	19.0%
Other intangible amortization	4,555	5,054	(499)	-9.9%
Total operating expenses	6,074,674	4,559,718	1,514,956	33.2%
Income from operations	130,139	144,647	(14,508)	-10.0%
Interest expense	17,918	13,439	4,479	33.3%
Income before income taxes	112,221	131,208	(18,987)	-14.5%
Provision for income taxes	40,980	47,493	(6,513)	-13.7%
Net income	$71,241	$83,715	($12,474)	-14.9%

Basic earnings per common share	$0.43	$0.51	($0.08)	-15.7%
Diluted earnings per common share	$0.42	$0.50	($0.08)	-16.0%

Shares used in computing basic earnings per common share	165,813	163,116
Shares used in computing diluted earnings per common share	168,956	167,325

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts
	March 31,	December 31,	Sequential Change
	2007	2006	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,694,059	$1,740,304
Investment securities	3,154,920	3,192,273
Receivables, net:
Premiums	826,314	667,657
Administrative services fees	10,806	13,284
Securities lending collateral	1,049,195	627,990
Other	1,135,298	1,091,465
Total current assets	9,870,592	7,332,973	$2,537,619	34.6%
Property and equipment	571,405	545,004
Other assets:
Long-term investment securities	380,138	414,877
Goodwill	1,331,418	1,310,631
Other	552,572	524,011
Total other assets	2,264,128	2,249,519
Total assets	$12,706,125	$10,127,496	$2,578,629	25.5%

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$2,886,214	$2,488,261
Trade accounts payable and accrued expenses	1,977,465	1,626,658
Book overdraft	284,572	293,605
Securities lending payable	1,049,195	627,990
Unearned revenues	1,330,325	155,298
Total current liabilities	7,527,771	5,191,812	$2,335,959	45.0%
Long-term debt	1,329,334	1,269,100
Other long-term liabilities	689,493	612,698
Total liabilities	9,546,598	7,073,610	$2,472,988	35.0%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares
authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
184,476,052 issued at March 31, 2007	30,746	30,491
Capital in excess of par value	1,393,582	1,357,077
Retained earnings	1,980,339	1,909,098
Accumulated other comprehensive loss	(8,378)	(13,205)
Treasury stock, at cost, 16,439,060 shares at March 31, 2007	(236,762)	(229,575)
Total stockholders' equity	3,159,527	3,053,886	$105,641	3.5%
Total liabilities and stockholders' equity	$12,706,125	$10,127,496	$2,578,629	25.5%

Debt-to-total capitalization ratio	29.6%	29.4%

Humana Inc.
1st Quarter Consolidated Statements of Cash Flows
Dollars in thousands
	Three Months Ended March 31,
			Dollar	Percentage
	2007	2006	Change	Change
Cash flows from operating activities
Net income	$71,241	$83,715
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,064	34,906
Stock-based compensation	9,802	6,580
Benefit for deferred income taxes	(6,111)	(3,705)
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(156,179)	(46,061)
Other assets	(18,945)	(185,250)
Medical and other expenses payable	397,953	259,807
Other liabilities	58,652	114,752
Unearned revenues	1,175,027	800,189
Other	2,977	(56,960)
Net cash provided by operating activities	1,574,481	1,007,973	$566,508	56.2%

Cash flows from investing activities
Acquisitions, net of cash acquired	(26,781)	(113)
Purchases of property and equipment	(70,744)	(45,261)
Proceeds from sales of property and equipment	4,070	2,138
Purchases of investment securities	(965,051)	(1,663,658)
Proceeds from maturities of investment securities	557,485	910,108
Proceeds from sales of investment securities	481,911	559,830
Change in securities lending collateral	(421,205)	(202,712)
Net cash used in investing activities	(440,315)	(439,668)	($647)	-0.1%

Cash flows from financing activities
Receipts from CMS contract deposits	843,637	494,194
Withdrawals from CMS contract deposits	(515,705)	(273,444)
Borrowings under credit agreement	310,000	100,000
Repayments under credit agreement	(250,000)	-
Change in book overdraft	(9,033)	(4,418)
Change in securities lending payable	421,205	202,712
Common stock repurchases	(7,187)	(105)
Tax benefit from stock-based compensation	9,128	8,404
Proceeds from stock option exercises and other	17,544	15,741
Net cash provided by financing activities	819,589	543,084	$276,505	50.9%

Increase in cash and cash equivalents	1,953,755	1,111,389
Cash and cash equivalents at beginning of period	1,740,304	732,016

Cash and cash equivalents at end of period	$3,694,059	$1,843,405

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended March 31,
				Percentage
	2007	2006	Difference	Change
Medical expense ratio
Government Segment	89.3%	85.6%	3.7%
Commercial Segment	79.4%	80.1%	-0.7%
Consolidated	86.8%	83.7%	3.1%

Selling, general, and administrative
expense ratio
Government Segment	10.8%	13.8%	-3.0%
Commercial Segment	20.9%	20.4%	0.5%
Consolidated	13.5%	16.1%	-2.6%

Detail of Pretax Income
Government Segment	$17,865	$21,572	($3,707)	-17.2%
Commercial Segment	94,356	109,636	(15,280)	-13.9%
Consolidated	$112,221	$131,208	($18,987)	-14.5%

Detail of Pretax Margins
Government Segment	0.4%	0.7%	-0.3%
Commercial Segment	5.8%	6.4%	-0.6%
Consolidated	1.8%	2.8%	-1.0%

Humana Inc.
Membership Detail
In thousands
				Year-over-year Change		Ending	Sequential Change
	Ending March 31, 2007	Average - 1Q07	Ending March 31, 2006	Amount	Percent	December 31, 2006	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	462.1	461.4	443.7	18.4	4.1%	457.9	4.2	0.9%
Medicare Advantage - PPO	64.6	63.9	35.4	29.2	82.5%	71.7	(7.1)	-9.9%
Medicare Advantage - PFFS	586.7	574.6	262.1	324.6	123.8%	473.0	113.7	24.0%
Total Medicare Advantage	1,113.4	1,099.9	741.2	372.2	50.2%	1,002.6	110.8	11.1%
Medicare - PDP - Standard	2,146.2	2,151.9	1,289.2	857.0	66.5%	2,097.2	49.0	2.3%
Medicare - PDP - Enhanced	1,084.0	1,090.7	421.0	663.0	157.5%	1,025.4	58.6	5.7%
Medicare - PDP - Complete	243.5	250.2	248.8	(5.3)	-2.1%	414.0	(170.5)	-41.2%
Total Medicare stand-alone PDPs	3,473.7	3,492.8	1,959.0	1,514.7	77.3%	3,536.6	(62.9)	-1.8%
Total Medicare	4,587.1	4,592.7	2,700.2	1,886.9	69.9%	4,539.2	47.9	1.1%
TRICARE insured	1,712.9	1,718.0	1,724.7	(11.8)	-0.7%	1,716.4	(3.5)	-0.2%
TRICARE ASO	1,165.5	1,168.3	1,149.3	16.2	1.4%	1,163.6	1.9	0.2%
Total TRICARE	2,878.4	2,886.3	2,874.0	4.4	0.2%	2,880.0	(1.6)	-0.1%
Medicaid insured	384.0	387.4	427.0	(43.0)	-10.1%	390.7	(6.7)	-1.7%
Medicaid ASO	175.4	178.2	-	175.4	100.0%	178.4	(3.0)	-1.7%
Total Medicaid	559.4	565.6	427.0	132.4	31.0%	569.1	(9.7)	-1.7%
Total Government Segment	8,024.9	8,044.6	6,001.2	2,023.7	33.7%	7,988.3	36.6	0.5%
Commercial Segment:
Fully insured medical:
Group	1,528.6	1,531.8	1,695.1	(166.5)	-9.8%	1,563.9	(35.3)	-2.3%
Individual	192.1	187.9	163.1	29.0	17.8%	182.6	9.5	5.2%
Medicare supplement	7.4	7.5	6.0	1.4	23.3%	7.7	(0.3)	-3.9%
Total fully insured medical	1,728.1	1,727.2	1,864.2	(136.1)	-7.3%	1,754.2	(26.1)	-1.5%
ASO	1,529.4	1,533.0	1,395.2	134.2	9.6%	1,529.6	(0.2)	0.0%
Total Commercial Segment	3,257.5	3,260.2	3,259.4	(1.9)	-0.1%	3,283.8	(26.3)	-0.8%

Total medical membership	11,282.4	11,304.8	9,260.6	2,021.8	21.8%	11,272.1	10.3	0.1%

Specialty Membership (all Commercial Segment)
Dental - fully insured	980.5	984.2	950.6	29.9	3.1%	959.8	20.7	2.2%
Dental - ASO	503.7	499.2	494.7	9.0	1.8%	492.2	11.5	2.3%
Total dental	1,484.2	1,483.4	1,445.3	38.9	2.7%	1,452.0	32.2	2.2%
Group life	437.9	437.3	421.3	16.6	3.9%	436.8	1.1	0.3%
Short-term disability	13.1	13.4	15.7	(2.6)	-16.6%	14.0	(0.9)	-6.4%
Total specialty membership	1,935.2	1,934.1	1,882.3	52.9	2.8%	1,902.8	32.4	1.7%

Humana Inc.
1st Quarter Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (A)
	Three Months Ended March 31,				Three Months Ended March 31,
			Dollar	Percentage
	2007	2006	Change	Change	2007	2006
Premium revenues
Government Segment:
Medicare Advantage	$2,742,711	$1,720,843	$1,021,868	59.4%	$831	$830
Medicare stand-alone PDPs	906,426	515,157	$391,269	76.0%	$87	$99
Total Medicare	3,649,137	2,236,000	1,413,137	63.2%
TRICARE insured (B)	727,215	600,754	126,461	21.1%	$141	$116
Medicaid insured	129,325	129,467	(142)	-0.1%	$111	$99
Total Government Segment premiums	4,505,677	2,966,221	1,539,456	51.9%
Commercial Segment:
Fully insured medical	1,390,805	1,453,932	(63,127)	-4.3%	$268	$259
Specialty	108,081	101,333	6,748	6.7%	$22	$21
Total Commercial Segment premiums	1,498,886	1,555,265	(56,379)	-3.6%
Total premium revenues	$6,004,563	$4,521,486	$1,483,077	32.8%

Administrative services fees
TRICARE ASO (B)	$14,294	$11,191	$3,103	27.7%	$4	$3
Medicaid ASO	2,096	-	2,096	100.0%	$4	-
Total Government Segment	16,390	11,191	5,199	46.5%
Commercial Segment	79,474	67,487	11,987	17.8%	$13	$12
Total administrative services fees	$95,864	$78,678	$17,186	21.8%

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
March 31, 2007	Medicare Advantage	Medicare stand-alone PDPs	TRICARE	Medicaid	Total Govt. Segment	Fully insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (C)	2.5%	-	-	-	0.4%	1.5%	-	0.8%	0.5%
Capitated HMO physician group based (C)	2.1%	-	-	25.9%	2.1%	1.5%	-	0.8%	1.7%
Risk-sharing (D)	25.5%	-	-	42.3%	6.5%	1.6%	-	0.8%	4.9%
All other membership	69.9%	100.0%	100.0%	31.8%	91.0%	95.4%	100.0%	97.6%	92.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

March 31, 2006

Capitated HMO hospital system based (C)	4.5%	-	-	-	0.6%	2.0%	-	1.1%	0.8%
Capitated HMO physician group based (C)	3.2%	-	-	35.5%	2.9%	1.8%	-	1.0%	2.2%
Risk-sharing (D)	31.9%	-	-	59.6%	8.2%	2.3%	-	1.3%	5.8%
All other membership	60.4%	100.0%	100.0%	4.9%	88.3%	93.9%	100.0%	96.6%	91.2%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Humana Inc.
Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
Dollars in thousands

	March 31,	March 31,	December 31,
	2007	2006	2006
Detail of medical and other expenses payable
IBNR and other medical expenses payable (E)	$1,869,209	$1,313,806	$1,686,051
TRICARE IBNR (F)	361,786	346,774	318,583
TRICARE other medical expenses payable (G)	97,994	90,073	94,699
Unprocessed claim inventories (H)	222,300	185,300	218,400
Processed claim inventories (I)	135,241	83,945	115,424
Payable to pharmacy benefit administrator (J)	199,684	149,591	55,104
Total medical and other expenses payable	$2,886,214	$2,169,489	$2,488,261

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2007	March 31, 2006	December 31, 2006
Year-to-date changes in medical and other
expenses payable

Balances at January 1	$2,488,261	$1,909,682	$1,909,682

Acquisitions	-	-	21,198

Incurred related to:
Current year (K)	5,370,722	3,968,602	17,696,654
Prior years - non-TRICARE (K)	(148,777)	(125,469)	(178,998)
Prior years - TRICARE (L)	(7,945)	(59,207)	(96,452)
Total incurred	5,214,000	3,783,926	17,421,204

Paid related to:
Current year	(3,800,981)	(2,644,110)	(15,532,079)
Prior years	(1,015,066)	(880,009)	(1,331,744)
Total paid	(4,816,047)	(3,524,119)	(16,863,823)

Balances at end of period	$2,886,214	$2,169,489	$2,488,261

Humana Inc.
Medical Claims Reserves Statistics

Receipt Cycle Time (M)
	2007	2006	Change	Percentage Change
1st Quarter Average	15.6	16.1	(0.5)	-3.1%
2nd Quarter Average	-	15.8	N/A	N/A
3rd Quarter Average	-	16.0	N/A	N/A
4th Quarter Average	-	15.8	N/A	N/A
Full Year Average	15.6	15.9	(0.3)	-1.9%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
3/31/2005	$111,200	393,200	3.6
6/30/2005	$119,500	443,600	4.0
9/30/2005	$136,700	512,800	4.7
12/31/2005	$148,200	498,400	4.6
3/31/2006	$185,300	683,900	5.6
6/30/2006	$193,700	702,000	4.8
9/30/2006	$187,900	623,900	5.4
12/31/2006	$218,400	757,700	6.1
3/31/2007	$222,300	747,200	5.5

Humana Inc.
Medical Claims Reserves Statistics (Continued)

Days in Claims Payable (N)
Quarter Ended	Days in Claim Payable (DCP)	Annual Change	Percentage Change	DCP Excluding Capitation	Annual Change	Percentage Change
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%
12/31/2005	60.3	10.8	21.8%	66.6	11.8	21.5%
3/31/2006	59.1	8.6	17.0%	65.5	9.4	16.8%
6/30/2006	59.5	6.7	12.7%	65.5	6.9	11.8%
9/30/2006	61.2	7.2	13.3%	67.1	6.3	10.4%
12/31/2006	60.2	(0.1) )	-0.2%	66.5	(0.1) )	-0.2%
3/31/2007	62.0	2.9	4.9%	67.8	2.3	3.5%

Year-to-Date Change in Days in Claims Payable (O) (P)
			2007	2006
DCP - 4th quarter of prior year			60.2	60.3
Components of year-to-date change in DCP:
Change in claims receipt cycle time			(0.7))	(1.6))
Change in unprocessed claims inventories			0.1	1.7
Change in processed claims inventories			0.4	0.8
Change in TRICARE reserve balances			1.0	(2.1))
Change in pharmacy payment cutoff			1.2	(1.3))
Change in provider payables under risk arrangements			0.2	1.9
All other			(0.4))	0.5
DCP - current quarter			62.0	60.2

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q07 Earnings Release

Footnote
(A)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(B)	TRICARE revenues are not contracted on a per member basis.
(C)
In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a medical expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.

(D)
In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(E)
IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other medical expenses payable includes amounts payable to providers under capitation arrangements.

(F)	TRICARE IBNR primarily fluctuates due to medical expense inflation and changes in the utilization of benefits.
(G)
TRICARE other medical expenses payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).

(H)
Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on the company's behalf. Reserves for TRICARE unprocessed claims inventory are included in TRICARE IBNR.

(I)
Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(J)
The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.

(K)
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine our estimate of claim reserves during the quarter.

(L)
Changes in estimates of TRICARE incurred claims for prior years result primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

(M)
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for our largest claim processing platforms represents approximately 75% of the company's fully insured claims volume. Pharmacy claims are excluded from this measurement.

(N)
A common metric for monitoring medical claim reserve levels relative to the medical claims expense is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's stand-alone PDP business.

(O)	Excludes the impact of Medicare stand-alone PDPs.
(P)
DCP fluctuates due to a number of issues, the more significant of which are detailed in the rollforward of DCP from the fourth quarter of the prior year. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter.